Mail Stop 4561


      							September 13, 2005


Charles W. Jepson
Extended Systems Incorporated
5777 North Meeker Avenue
Boise, ID. 83713

Re:	Form 10-K for Fiscal Year Ended June 30, 2004
      	Filed September 29, 2004
		File No. 000-23597
		Form 10-Q for Fiscal Quarter Ended September 30, 2004
		Filed November 15, 2004
		File No. 000-23597
		Form 10-Q for Fiscal Quarter Ended December 31, 2004
		Filed February 14, 2005
		File No. 000-23597
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		Filed May 16, 2005
		File No. 000-23597

Dear Mr. Jepson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief